Ex. a(2)

CERTIFICATE OF AMENDMENT

OF

UBS PW EVENT AND EQUITY FUND, L.L.C.

          1. The name of the limited liability company is UBS PW Event and Equity Fund, L.L.C.

          2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is UBS PW Event & Equity Fund, L.L.C.

          3. This Certificate of Amendment shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of UBS PW Event and Equity Fund, L.L.C. this 30th day of July, 2001.

AUTHORIZED PERSON: By: /s/ Daniel Archetti Daniel Archetti